Registration No. 333-77067
                                               Filed Pursuant to Rule 424(b)(3)

           Prospectus Supplement To Prospectus Dated May 10, 1999


                APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                       SHARES OF CLASS A COMMON STOCK



         The table setting forth the shares to be sold by the Selling Stockholders as set forth under "Selling Stockholders" in the Prospectus, dated May 10, 1999, of Apartment Investment and Management Company ("AIMCO") is hereby amended, as set forth below:


Selling Stockholder                                           Shares (1)
-------------------                                           ----------
The Kathleen B. Mecay Residuary Trust (2)                       49,650 (3)(4)

Persons or entities who acquired partnership                   367,080 (4)
common units of the AIMCO operating partner ship during 1998 (5)

_______________________

(1) The number of shares shown reflects the number of shares of Class A Common Stock (subject to adjustment pursuant to anti-dilution adjustment provisions) that may be issued to the selling stockholder from time to time by AIMCO in exchange for partnership common units of the AIMCO operating partnership tendered for redemption by such selling stockholder pursuant to the agreement of limited partnership of the AIMCO operating partnership.

(2) As of the date of this prospectus supplement, in addition to the units described in the table, the Kathleen B. Mecay Trust holds 89,943 partnership common units, exchangeable for an equal number of shares of Class A Common Stock, and 44,550 class one partnership preferred units, exchangeable for a number of shares of Class A Common Stock based on an exchange ratio that varies from time to time based on a formula in the agreement of limited partnership of the AIMCO operating partnership. The shares issuable in exchange for such units may be offered and sold by the Kathleen B. Mecay Trust pursuant to other registration statements.

(3) Reflects 49,650 partnership common units owned by the selling stockholder, which are expected to be pledged to Merrill Lynch Private Finance Inc., its parent, Merrill Lynch & Co., Inc. or any other subsidiary thereof (collectively, "ML") as collateral for a loan facility, or in connection with short sales, hedging or other derivative transactions. ML may sell the shares issuable upon redemption of such units if a default or demand occurs under the loan facility or in connection with such short sales, hedging or other derivative transactions.

(4) Represents less than 1% of the shares of Class A Common Stock outstanding.

(5) Excludes (i) persons and entities included as selling stockholders in other registration statements; (ii) the selling stockholder named above; and (iii) officers, directors and affiliates of AIMCO.


         The date of this Prospectus Supplement is April 16, 2002.